Exhibit 99(a)
DARDEN RESTAURANTS
Red Lobster(R) Olive Garden(R)
Bahama Breeze(R) Smokey Bones(R)
         www.darden.com
                                                       NEWS/INFORMATION
                                                       Corporate Relations
                                                       P.O. Box 593330
                                                       Orlando, FL  32859

                                      Contacts:
                                      (Analysts) Matthew Stroud   (407) 245-6458
                                      (Media) Mike Bernstein      (407) 245-4567
FOR RELEASE
March 23, 2005
4:15 PM ET

          DARDEN RESTAURANTS REPORTS THIRD QUARTER DILUTED NET EARNINGS
      PER SHARE OF 56 CENTS; INCREASES OUTLOOK FOR FISCAL 2005 DILUTED NET
                  EARNINGS PER SHARE GROWTH; DECLARES DIVIDEND

ORLANDO, FL, March 23 - Darden Restaurants, Inc. today reported quarterly sales of $1.38 billion for the third quarter ended February 27, 2005, and diluted net earnings per share of 56 cents, a 24% increase over the prior year.

"We had an outstanding quarter, with sales and earnings growth that were among the strongest in casual dining," said Clarence Otis, Chief Executive Officer of Darden. "These results reflect the tremendous efforts of the talented and committed teams in our restaurants and in our restaurant support center. People at Darden are passionate about nourishing and delighting everyone we serve, and about fully capturing the exciting opportunity we have in casual dining. We'll achieve these goals by combining brand excellence with competitively superior in-restaurant operations and restaurant support. This quarter, all of our business units made good progress in each of these critically important areas."

Highlights for the quarter ended February 27, 2005, include the following:

o Net earnings in the third quarter were $92.6 million or 56 cents per diluted share, on sales of $1.38 billion. Last year, net earnings were $77.1 million, or 45 cents per diluted share, on sales of $1.24 billion.

o    Total sales of $1.38 billion represent a 10.8% increase over prior year.

o Olive Garden reported its 42nd consecutive quarter of U.S. same-restaurant sales growth with a 10.5% increase.

o Red Lobster reported U.S. same-restaurant sales growth of 5.1% for the quarter.





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o    The Company incurred costs related to the impairment of one Red Lobster and one Olive Garden restaurant which reduced diluted net earnings per share by approximately one cent. However, the Company's tax rate this quarter was slightly lower compared to last year as a result of the favorable resolution of prior year tax matters and increased tax credits. This benefit added approximately one cent to diluted earnings per share in the quarter.

o The Company expects diluted net earnings per share growth for fiscal 2005 in the range of 31% to 33% on a GAAP basis, which is an 19% to 21% increase excluding the asset impairment and restructuring charge ($23.1 million after tax or $0.14 per diluted share) in the fourth quarter of fiscal 2004.

o The Company announced that today the Board of Directors declared a cash dividend of 4 cents per share on the Company's outstanding common stock. The dividend is payable on May 1, 2005 to shareholders of record at the close of business on April 8, 2005.

o The Company continued its repurchase of shares, buying back almost 3.7 million shares of its common stock in the quarter.

Operating Highlights

OLIVE GARDEN'S record third quarter sales of $627.8 million were 13.9% above prior year, driven by a same-restaurant sales increase of 10.5% and revenue from 22 net new restaurants in operation versus last year. This is the 42nd consecutive quarter of same-restaurant sales growth for Olive Garden and builds on a 5.4% increase in the third quarter last year. The company's increased sales, combined with lower selling, general and administrative and depreciation and amortization expenses as a percent of sales resulted in double-digit operating profit growth, record operating profit and record returns for the third quarter.

RED LOBSTER'S third quarter sales of $636.1 million were 5.4% above prior year, driven by a same-restaurant sales increase of 5.1%. Red Lobster's increased sales along with lower restaurant expense as a percent of sales and lower depreciation and amortization expense as a percent of sales, resulted in near-record operating profit for the third quarter.

BAHAMA BREEZE delivered improved financial performance this quarter. Bahama Breeze achieved lower cost of sales, labor expense and restaurant expense as a percent of sales while strengthening the guest experience it provides. It also substantially reduced its operating loss compared to prior year despite having five fewer restaurants in operation.

SMOKEY BONES opened 15 restaurants during the third quarter, bringing the total through the end of the third quarter to 29 openings. In addition, the company has opened four more restaurants since the end of the quarter. As a result, Smokey Bones now operates 102 restaurants. It expects to open 35 restaurants during the fiscal year.

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"Darden  delivered  outstanding  operating  performance this quarter," said Drew
Madsen, President and Chief Operating Officer for Darden. "Olive Garden led the way with tremendous sales and operating profit growth combined with strong guest satisfaction. Red Lobster continued to make excellent progress on key business fundamentals and achieved record guest satisfaction scores resulting in solid growth in sales and operating profit. Bahama Breeze's strengthening business model led to a substantial improvement in financial performance this quarter while Smokey Bones continued its rapid growth without compromising the high level of guest experience it offers."


Outlook

The Company expects diluted net earnings per share growth for fiscal 2005 to be in the range of 31 to 33% on a GAAP basis, which is an 19% to 21% increase excluding the asset impairment and restructuring charge ($23.1 million after tax or $0.14 per diluted share) in the fourth quarter of fiscal 2004. The Company had previously estimated that diluted net earnings per share growth would be in the range of 10% to 15% in fiscal 2005 excluding the asset impairment and restructuring charge taken in the fourth quarter of fiscal 2004.

Other Actions

Darden announced that today the Board of Directors declared a cash dividend of 4 cents per share on the Company's outstanding common stock. The dividend is payable on May 1, 2005 to shareholders of record at the close of business on April 8, 2005. Based on this 4-cent semi-annual dividend declaration, the Company's indicated annual dividend is 8 cents per share.

The Company continued the buyback of its common stock, purchasing almost 3.7 million shares in the third quarter. Since December 1995, the Company has repurchased 116.1 million shares under authorizations totaling 137.4 million shares.

February 2005 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week February fiscal month ended February 27, 2005. This period is the last month of Darden's fiscal 2005 third quarter.

Same-restaurant sales at Olive Garden increased almost 13% for fiscal February, which reflected an 11% to 12% increase in guest counts and approximately 2% increase in check average due primarily to pricing. Last year, Olive Garden had an increase of 4% to 5% in same-restaurant sales during fiscal February.

Same-restaurant sales at Red Lobster increased approximately 9% to 10% for fiscal February, which reflected an increase of approximately 7% in guest counts and an increase of approximately 2% to 3% in check average from menu mix changes. Last year, Red Lobster reported a 0% to 1% increase in same-restaurant sales during fiscal February.

The Company estimates that this year's shift of Valentine's Day from Saturday to Monday positively affected same-restaurant sales results at both Olive Garden and Red Lobster by approximately 2 to 3 percentage points. Additionally, the Company estimates that adverse winter weather negatively affected same-restaurant sales results at both Olive Garden and Red Lobster by approximately one percentage point.

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Darden Restaurants,  Inc.,  headquartered in Orlando, FL, owns and operates over
1,350 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of over $5.0 billion.



Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.


                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        02/27/05                                                        02/22/04
        --------                                                        --------
             648               Red Lobster USA                               649
              31               Red Lobster Canada                             31
          ------               ------------------                         ------
             679               Total Red Lobster                             680

             550               Olive Garden USA                              528
               6               Olive Garden Canada                             6
         -------               -------------------                       -------
             556               Total Olive Garden                            534

              32               Bahama Breeze                                  37

              98               Smokey Bones BBQ                               59

               3               Seasons 52                                      1
         -------                                                         -------

           1,368               Total Restaurants                           1,311








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                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                          13 Weeks Ended                      39 Weeks Ended
                                                   02/27/2005        02/22/2004         2/27/2005         2/22/2004
                                                   ----------        ----------         ---------         ---------
                                                                   (as restated)                       (as restated)

Sales                                            $ 1,375,879       $ 1,241,952        $ 3,883,896       $ 3,644,184
Costs and expenses:
  Cost of sales:
     Food and beverage                               412,863           372,544          1,172,320         1,115,457
     Restaurant labor                                435,660           391,019          1,242,190         1,158,968
     Restaurant expenses                             206,918           190,310            604,222           576,087
       Total cost of sales (1)                   $ 1,055,441       $   953,873        $ 3,018,732       $ 2,850,512
  Selling, general and administrative                126,488           113,552            371,853           347,513
  Depreciation and amortization                       52,721            52,179            158,657           155,780
  Interest, net                                       10,405            10,944             32,376            32,310
       Total costs and expenses                  $ 1,245,055       $ 1,130,548        $ 3,581,618       $ 3,386,115
Earnings before income taxes                         130,824           111,404            302,278           258,069
Income taxes                                         (38,194)          (34,316)           (95,661)          (83,577)
Net earnings                                     $    92,630       $    77,088        $   206,617       $   174,492

Net earnings per share:
  Basic                                          $      0.59       $      0.47        $      1.31       $      1.06
  Diluted                                        $      0.56       $      0.45        $      1.26       $      1.02

Average number of common shares outstanding:
  Basic                                              157,300           164,200            157,200           164,600
  Diluted                                            164,500           170,100            163,800           170,600



(1) Excludes restaurant depreciation and
    amortization as follows:                     $    49,047       $    48,690        $   147,752       $   145,215








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                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                 2/27/2005            5/30/2004
                                                 ---------            ---------
                                                                   (as restated)
ASSETS
Current assets:
   Cash and cash equivalents                   $    87,782          $    36,694
   Receivables                                      47,610               30,258
   Inventories                                     271,088              198,781
   Assets held for sale                                599                   --
   Prepaid expenses and other current assets        29,036               25,316
   Deferred income taxes                            60,693               55,258
       Total current assets                    $   496,808          $   346,307
Land, buildings and equipment                    2,318,359            2,250,616
Other assets                                       180,672              183,425
       Total assets                            $ 2,995,839          $ 2,780,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                            $   186,482          $   174,624
   Short-term debt                                      --               14,500
   Accrued payroll                                 112,273              103,327
   Accrued income taxes                             80,151               48,753
   Other accrued taxes                              41,211               38,440
   Unearned revenues                               103,440               75,513
   Current portion of long-term debt               299,887                   --
   Other current liabilities                       263,630              228,324
       Total current liabilities               $ 1,087,074          $   683,481
Long-term debt, less current portion               351,412              653,349
Deferred income taxes                              120,125              132,690
Deferred rent                                      128,722              122,879
Other liabilities                                   20,785               12,661
       Total liabilities                       $ 1,708,118          $ 1,605,060

Stockholders' equity:
   Common stock and surplus                    $ 1,661,683          $ 1,584,115
   Retained earnings                             1,328,019            1,127,653
   Treasury stock                               (1,649,985)          (1,483,768)
   Accumulated other comprehensive income           (8,204)             (10,173)
   Unearned compensation                           (43,076)             (41,401)
   Officer notes receivable                           (716)              (1,138)
       Total stockholders' equity              $ 1,287,721          $ 1,175,288
       Total liabilities and
         stockholders' equity                  $ 2,995,839          $ 2,780,348






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                            DARDEN RESTAURANTS, INC.
                   THIRD QUARTER FY 2005 FINANCIAL HIGHLIGHTS
                      (In millions, except per share data)
                                   (Unaudited)


                                                                13  Weeks Ended                    39 Weeks Ended
                                                            2/27/2005        2/22/2004         2/27/2005        2/22/2004
                                                            ---------        ---------         ---------        ---------
                                                                           (as restated)                      (as restated)
Sales                                                       $ 1,375.9       $  1,242.0         $ 3,883.9        $ 3,644.2

Net Earnings                                                $    92.6       $     77.1         $   206.6        $   174.5

Net Earnings per Share:
  Basic                                                     $    0.59       $     0.47         $    1.31        $    1.06
  Diluted                                                   $    0.56       $     0.45         $    1.26        $    1.02

Average Number of Common Shares Outstanding:
  Basic                                                         157.3            164.2             157.2            164.6
  Diluted                                                       164.5            170.1             163.8            170.6






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